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                                                                      EXHIBIT 99

              [AMERICAN RESIDENTIAL SERVICES, INC. LETTERHEAD]


FOR IMMEDIATE RELEASE                             CONTACT:  Jennifer L. Tweeton
98-05                                                            (713) 599-9015

AMERICAN RESIDENTIAL ANNOUNCES $32 MILLION IN ACQUIRED REVENUES

(HOUSTON) May 13, 1998 -- American Residential Services, Inc. (NYSE - "ARS"), a leading provider of residential and commercial heating, air conditioning, plumbing, electrical and appliance services, today announced that it has closed five transactions with annualized revenues totaling approximately $32 million. These acquisitions were closed in the first quarter and second quarter to-date.

Three of the companies provide residential heating and air conditioning repair and replacement services in the Las Vegas and Raleigh markets as well as electrical repair and new installation services in the Raleigh market. The other two companies were acquired by ARS' wholly-owned subsidiary, American Mechanical Services (AMS), and provide commercial heating and air conditioning services in Colorado Springs and electrical services in the Baltimore, Washington, DC and Northern Virginia market areas. Four transactions will be accounted for as purchase transactions, and one will be accounted for as a pooling-of-interest transaction. Terms of the transactions were not disclosed.

"These five acquisitions increase our revenue run rate to almost half a billion dollars," stated Gorden Timmons, Chief Operating Officer, "and will serve to strengthen our service lines in key markets where we already have a significant presence. The AMS acquisition in the Northeast will also expand our commercial service capabilities in that area to include electrical services. We are pleased to see that our acquisition pipeline continues to remain full with premier service companies."

American Residential Services is engaged principally in providing comprehensive maintenance, repair, replacement and new equipment installation services for heating, air conditioning, plumbing, electrical, indoor air quality systems and major home appliances, primarily in existing homes, homes under construction and commercial buildings.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current plans and expectations of ARS and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, risks associated with acquisitions, fluctuations in operating results because of acquisitions and variations in stock prices, competition, and risks of operations and integration of the newly acquired businesses.

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